Generex and NuGenerex Immuno-Oncology Ii-Key-SARS-CoV-2 Vaccine Partner Bintai Kinden Executes its Exclusive Distribution & Licensing Option for Australia and New Zealand

•	Memorandum of Understanding (MOU) signed by both parties
•	Negotiating final contract terms
•	Upfront payment on closing
•	Licensing fees, expenses, and price per dose to be determined
•	Bintai Kinden Corporation Berhad (www.bintai.com.my) is an investment holding company headquartered in Malaysia with operations throughout South-East Asia, China, and the Arabian Gulf Region
•	An 8K on the MOU will be filed today

MIRAMAR, Fla., Nov. 23, 2020 (GLOBE NEWSWIRE) -- Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) (http://www.otcmarkets.com/stock/GNBT/quote) and subsidiary NuGenerex Immuno-Oncology today announced that their Ii-Key COVID-19 vaccine development partner Bintai Kinden Corporation and its subsidiary BINTAI HEALTHCARE SDN. BHD. have executed their exclusive option to license and distribute the Ii-Key-SARS-CoV-2 vaccine in Australia and New Zealand once the vaccine is developed and approved by the FDA and relevant Malaysian authorities.

In May 2020, Generex executed a Distribution and Licensing Agreement with Bintai for the exclusive right to distribute the Ii-Key-SARS-CoV-2 vaccine in Southeast Asia. Under the terms of that agreement, Bintai obtained the right of first refusal to market and distribute the Ii-Key vaccine in Australia and New Zealand. With the signing of this non-binding Memorandum of Understanding (MOU), Bintai has exercised their option, and the parties have agreed to negotiate in good faith to finalize a Distribution and Licensing Agreement for Bintai to have the exclusive rights to market, distribute and supply the Vaccine to the Australia and New Zealand markets once the vaccine is approved by the relevant authorities. Generex will file an 8K with the SEC today, including copies of the MOU.

Generex CEO Joseph Moscato said, “With the signing of the option MOU with Bintai, Generex and NuGenerex IO will add two more countries for Ii-Key vaccine development and distribution. Once finalized, the Distribution & Licensing Agreement will provide the necessary upfront licensing fees and all costs for development and manufacturing in Australia and New Zealand in addition to the already completed deals with Bintai for Malaysia and the Southeast Asian region. We believe the deal for Australia and New Zealand will close in the next few weeks as the terms of the agreement are currently being negotiated in good faith with Bintai.”

“By moving forward with discussions on expanding the distribution and sales of Ii-Key vaccines in Australia and New Zealand, Bintai is demonstrating their confidence in our long-term partnership, and I want to thank them for their commitment to help us develop the Ii-Key Complete Vaccine solution. We continue to advance our Ii-Key COVID-19 vaccine development program with a comprehensive analysis of the human immune response to individual Ii-Key-SARS-CoV-2 epitopes using a proprietary ex-vivo, blood screening protocol using blood from COVID-19 patients. With these ex-vivo human studies we are able to identify specific regions of the coronavirus that the human immune system recognizes to mount a targeted, neutralizing immune response, as well as those that activate the T-Helper Cell response necessary for long-term immune memory. This is the beauty of the Ii-Key platform, that we can determine, through human blood screening and immune characterization, how our Ii-Key vaccines activate targeted, neutralizing, long-term immune responses before we even vaccinate a patient. We are now starting our Ii-Key vaccine GMP manufacturing process and plan to confirm our human blood screening results in clinical trials.”

Mr. Moscato continued, “The goal of our Ii-Key vaccine development program is to provide a safe, specific, and effective vaccine against COVID-19 that does not trigger off-target immune responses that are the hallmark of severe COVID-19 complications, and which may arise from other COVID vaccines that contain RNA to make the whole spike protein. From a commercial standpoint, we have a number of competitive advantages. Our Ii-Key vaccine is amino acid based - not RNA or DNA, so we offer an alternative to those who do not wish to be vaccinated with genetic material, which is especially important for kids and pregnant women. Ii-Key vaccines are comparatively easy to manufacture with standard methods and it does not need to be frozen at -80 degrees because the final vaccine product is lyophilized powder. We look forward to closing this latest distribution and licensing agreement with Bintai for Australia and New Zealand, expanding our international partnership beyond Southeast Asia to the South Pacific. And with our recently announced deal in China, Generex and NuGenerex IO are positioned as a leader in vaccine development throughout Asia.”

About Generex Biotechnology Corp. and NuGenerex Immuno-Oncology, Inc.

Generex Biotechnology is an integrated healthcare holding company with end-to-end solutions for patient centric care from rapid diagnosis through delivery of personalized therapies. Generex is building a new kind of healthcare company that extends beyond traditional models providing support to physicians in a proprietary network, and ongoing relationships with patients to improve the patient experience and access to optimal care.

Generex corporate oversees the NuGenerex family of subsidiary companies to advance the development and implementation of products and services for our physician partners and the commercial market. Olaregen Therapeutix manufactures and markets Excellagen®  wound conforming gel matrix, a cellular and tissue product cleared by FDA  or 17 wound management indications. Regentys is a clinical stage development company with Regentys ECMH™ for ulcerative colitis and inflammatory bowel disorders.

NuGenerex Immuno-Oncology (http://nugenerexio.com), a public subsidiary of Generex Biotechnology, is a clinical stage oncology company developing immunotherapeutic peptide vaccines for cancer and infectious disease based on the CD4 T-Cell activation platform, Ii-Key. NuGenerex Immuno-Oncology (NGIO) has been spun out of Generex as a separate public company to advance the platform Ii-Key technology, particularly in combination with the immune checkpoint inhibitors for the treatment of cancer. NGIO is currently engaged in a Phase II clinical trial of its lead cancer immunotherapeutic vaccine AE37 in combination with pembrolizumab (Merck’s Keytruda®) for the treatment of triple negative breast cancer. The company has also turned its Ii-Key technology on infectious disease, responding to the coronavirus pandemic with a SARS-CoV-2 vaccine development program.

About Bintai Kinden

Bintai Kinden Corporation Berhad, a publicly listed company on Bursa Malaysia, is an international engineering and consulting firm headquartered in Kuala Lumpur, Malaysia. BINTAI HEALTHCARE SDN. BHD. is a healthcare focused subsidiary of Bintai Kinden.

With over 40 years of specialist engineering and construction experience, Bintai’s unique combination of extensive regional experience and local knowledge has made them the region’s international contractor of choice. Headquartered in Malaysia, Bintai Kinden has expanded operations regionally throughout South-East Asia, China and the Arabian Gulf region.

As multi-disciplined, building and industrial service engineers and specialists, Bintai works in all the major market sectors, from commercial buildings to industrial complexes, designing, installing and commissioning systems that include the full range of engineering services. The integration of research, management, marketing and sales that transcends organizational borders enables Bintai Kinden to capitalize on synergistic potential and benefits of scale.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contact:

Generex Biotechnology Corporation

Joseph Moscato
646-599-6222

Todd Falls
1-800-391-6755 Extension 222
investor@generex.com